     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 1998

                                                      REGISTRATION NO. 333-43151
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                               AMENDMENT NO. 6 TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                          CUMETRIX DATA SYSTEMS CORP.

             (Exact Name of Registrant as Specified in its Charter)

          CALIFORNIA                         5045                  95-4574138
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                        No.)

                 957 LAWSON STREET, INDUSTRY, CALIFORNIA 91748
                                 (626) 965-6899

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                     MAX TOGHRAIE, CHIEF EXECUTIVE OFFICER
                               957 LAWSON STREET
                           INDUSTRY, CALIFORNIA 91748
                                 (626) 965-6899

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent for Service)

                            ------------------------

                                   COPIES TO:

        MURRAY MARKILES, ESQ.                     RUBI FINKELSTEIN, ESQ.
      Jessica Cullen Smith, Esq.            Orrick, Herrington & Sutcliffe LLP
Troop Meisinger Steuber & Pasich, LLP                666 Fifth Avenue
       10940 Wilshire Boulevard                  New York, New York 10103
    Los Angeles, California 90024                     (212) 506-5000
            (310) 824-7000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                            ------------------------

    If any of the securities being registered in this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table itemizes the expenses incurred by the Registrant in connection with the issuance and distribution of the Securities being registered, other than underwriting discounts. All the amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.

Registration fee--Securities and Exchange Commission...........................  $    4,300.00
NASD filing fee................................................................       1,535.00
Nasdaq Listing fee.............................................................      10,000.00
Accounting fees and expenses...................................................      90,000.00
Legal fees and expenses (other than blue sky)..................................     150,000.00
Blue sky fees and expenses, including legal fees...............................      10,000.00
Underwriter's expenses.........................................................     345,000.00
Printing; stock certificates...................................................     100,000.00
Transfer agent and registrar fees..............................................       2,500.00
Directors and Officers' Insurance..............................................      50,000.00
Miscellaneous..................................................................      38,665.00
                                                                                 -------------
    Total......................................................................  $  802,000.00
                                                                                 -------------
                                                                                 -------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Registrant's Articles of Incorporation include a provision that eliminates the personal liability of its directors to the Registrant and its shareholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) under Section 310 of the California Corporations Code (the "California Code") (concerning contracts or transactions between the Registrant and a director) or (vii) under Section 316 of the California Code (concerning directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to the Registrant's shareholders for any violation of a director's fiduciary duty to the Registrant or its shareholders.

    The Registrant's Articles of Incorporation also include an authorization for the Registrant to indemnify its agents (as defined in Section 317 of the California Code), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this latter provision, the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers and employees. In addition, the Registrant, at its discretion, may provide indemnification to persons whom the Registrant is not obligated to indemnify. The Bylaws also allow the Registrant to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and provide the maximum indemnification permitted by law. These agreements, together with the Registrant's Bylaws and Articles of Incorporation, may require the Registrant, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms.

    Section 317 of the California Code and the Registrant's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

    Section 10 of the Underwriting Agreement filed as Exhibit 1.1 hereto sets forth certain provisions with respect to the indemnification of certain controlling persons, directors and officers against certain losses and liabilities, including certain liabilities under the Securities Act.

    The Registrant maintains director and officer liability insurance.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

DOCUMENT                                                                        EXHIBIT NUMBER
-----------------------------------------------------------------------------  -----------------
Proposed form of Underwriting Agreement......................................            1.1
Registrant's Restated Articles of Incorporation..............................            3.1
Registrant's Amended and Restated Bylaws.....................................            3.2
Registrant's Form of Indemnification Agreement...............................           10.3

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    On November 26, 1997, the Company issued warrants to purchase 35,000 shares of Common Stock to Joseph Stevens & Company, Inc. (the "Placement Agent Warrants"). The Placement Agent's Warrants were sold for a nominal purchase price of $3.50, or $.0001 per warrant, and were exercisable at $3.00 per share during the period commencing November 26, 1998 and ending November 26, 2001. The Placement Agent's Warrants were cancelled on March 6, 1998. In December 1997, the Company issued warrants to purchase 45,000 shares of common stock of the Company to Troop Meisinger Steuber & Pasich, LLP. The warrants issued to Troop Meisinger Steuber and Pasich, LLP were issued for nominal consideration of $45.00 and for legal services. These warrants are exercisable beginning December 23, 1997 and ending December 31, 2002 at an exercise price of $3.00 per share. Each of Joseph Stevens & Company, Inc. and Troop Meisinger Steuber & Pasich, LLP, represented that (i) it acquired the warrants for its own account with the present intention of holding such warrants for investment purposes only and not with a view to, or for sale in connection with, any distribution of such warrants (other than a distribution in compliance with all applicable federal and state securities laws); (ii) it is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the relative merits and the risks of an investment in the warrants and of protecting its own interest in connection with the transaction at issue; (iii) it is willing to bear and is capable of bearing the economic risk of an investment in the warrants; and (iv) the Company made available, prior to the date of its warrant agreement, to it the opportunity to ask questions of the Company and its officers, and to receive from the Company and its officers information concerning the terms and conditions of the warrant and the warrant agreement and to obtain any additional information with respect to the Company, its business, operations and prospects, as reasonably requested by it; and (v) it is an "accredited investor" as that term is defined under Rule 501(a)(8) of Regulation D promulgated by the Commission under the Securities Act. The issuance and sale of these securities was exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) of the Securities Act (in accordance with Rule 506 of Regulation D and Rule 152 promulgated by the Commission under the Securities Act) as a transaction not involving any public offering.


    On December 23, 1997, prior to the filing of the Registration Statement with respect to the Offering, the Company completed a financing (the "Bridge Financing") consisting of the sale of 20 units (the "Units"), each unit comprised of: (i) an unsecured promising note (each a "Bridge Note") of the Company in the principal amount of $20,000, bearing interest at a rate of 10% per annum payable upon the earlier of the closing of the Offering or 18 months from the date of issuance; (ii) 15,000 shares of Common Stock of the Company, and (iii) 5,000 warrants of the Company, each warrant exercisable to purchase one share of Common Stock at an initial exercise price of $3.00 per share, subject to adjustment, during the 36-month period commencing one year from the date the warrants are issued (the "Bridge Warrants"). Each Unit was sold for $50,000 generating gross proceeds to the Company of $1,000,000 and net proceeds of $740,000. 60,000 of the Bridge Warrants are exercisable during the period beginning November 26, 1998 and ending November 26, 2001. 37,500 of the Bridge Warrants are exercisable during the period beginning December 16, 1998 and ending December 16, 2001. 2,500 of the Bridge Warrants are exercisable during the period beginning December 23, 1998 and ending December 23, 2001. Prior to filing the Registration Statement with respect to the Offering, the purchasers in the Bridge Financing had entered into binding agreements for the purchase of the Units. 12 of the Units we sold on November 26, 1997, 7.5 of the Units were sold December 16, 1997, and 0.5 of the Units were sold on December 23, 1997. The obligations of the purchasers were not subject to any conditions within the control of the purchasers or any right of renegotiation. All purchasers of Units in the Bridge Financing were brokerage customers of Joseph Stevens & Company, Inc., the Underwriter, who acted as placement agent for the Bridge Financing, but were not and are not otherwise related to or affiliated with the Company or Joseph Stevens & Company, Inc. Joseph Stevens & Company, Inc. acted as placement agent and there was no public solicitation or advertising in connection with the offering. The transaction was exempt from the registration requirements of the Securities Act of 1933 (the "Act") under Section 4(2) of the Act (in accordance with Rule 506 of Regulation D and Rule 152 promulgated by the Commission under the Act) as a transaction not involving any public offering. The proceeds were used by the Company for working capital, to repay indebtedness and to commence construction of the Company's first ACSA Center.


    On April 12, 1996, the Company sold 2,192,118 shares of its Common stock to Nancy Hundt in consideration of $200,000 cash. On November 12, 1997, Ms. Hundt signed an investment representation which states that she purchased the shares for her own account and not with a view to resale or distribution. On April 12, 1996, Ms. Hundt was appointed, and she accepted, director of the Company. There were no underwriters involved in the sale of these securities and there was no public solicitation or advertisement by the Company in connection with the sale of these securities. This transaction was exempt from the registration requirements of the Act under section 4(2) of the Act and section 25102(f) of the California Securities Law. The proceeds were used by the Company as working capital to cover general start-up costs.

    On April 12, 1996, the Company sold 1,096,059 shares of its Common Stock each to James Ung and Mei Yang, who are married, each of whom paid $25,000 in consideration therefor. On November 12, 1997, each of Mr. Ung and Ms. Yang signed an investment representation which states that each of Mr. Ung and Ms. Yang purchased the shares for their own accounts and not with a view to resale or distribution. On April 12, 1996, Mr. Ung and Ms. Yang were appointed, and they each accepted, director of the Company. There were no underwriters involved in the sale of these securities and there was no public solicitation or advertisement by the Company in connection with the sale of these securities. This transaction was exempt from the registration requirements of the Act under
Section 4(2) of the Act and section 25102(f) of the

California Securities Law. The proceeds were used by the Company as working capital to cover general start-up costs.

    On April 7, 1997, the Company sold 65,764 shares of its Common Stock and an option to purchase an additional 372,659 shares, which option expired October 7, 1997, to Vince Yiang, the brother of Mei Yang, who paid $300,000 in consideration therefor. On November 12, 1997, Mr. Yiang signed an investment representation in which Mr. Yiang represents that he purchased the shares for his own account and not with a view to resale or distribution, and that he has an individual net worth greater than $1.0 million. There were no underwriters involved in the sale of these securities and there was no public solicitation or advertisement by the Company in connection with the sale of these securities. The transaction was exempt from the registration requirements of the Act under
Section 4(2) of the Act. The proceeds were used by the Company as general working capital.

ITEM 16. EXHIBITS.


 EXHIBIT
 NUMBER    EXHIBIT DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
 1.1       Form of Underwriting Agreement.
 1.2       Form of Underwriter's Warrant Agreement.
 1.3*      Form of Financial Advisory and Consulting Agreement.*
 3.1       Articles of Incorporation of Registrant.*
 3.2       Certificate of Amendment to Articles of Incorporation, as filed on December 22, 1997.*
 3.2.1     Certificate of Amendment of the Articles of Incorporation, as filed on January 6, 1998.*
 3.3       Amended and Restated Bylaws of Registrant.*
 4.1       Specimen Stock Certificate of Common Stock of Registrant.*
 5.1       Opinion and Consent of Troop Meisinger Steuber & Pasich, LLP.*
10.1       Standard Sublease Agreement, dated April 9, 1996, between ITT Barton Instruments and the Company.*
10.2       Employment Agreement, dated May 1, 1997, between the Company and James Ung.*
10.3       Employment Agreement, dated July 1, 1997, between the Company and Mei Yoon Yang.*
10.4       Executive Employment Agreement, dated July 1, 1997, between the Company and Max Toghraie.*
10.5       Amended and Restated License Agreement, dated July 1, 1997, between Computer-Aided Software Integration,
             Inc. and the Company.*
10.6       Reseller Agreement, made effective as of September 15, 1997, between Computer-Aided Software
             Integration, Inc. and the Company.(++)*
10.7       Promissory Note, dated July 1, 1997, executed by the Company in favor of Computer Aided Software
             Integration, Inc.*
10.8       Warrant Agreement, dated July 1, 1997, between the Company and Computer-Aided Software Integration,
             Inc.*
10.9       Promissory Note, dated July 1, 1997, executed by the Company in favor of Ralph Glasgal.*
10.10      Lease Agreement, dated for reference purposes October 28, 1997, between the Company and Fortune Dynamic,
             Inc.*
10.11      Guaranty, dated December 3, 1997, given by James Ung to Fortune Dynamic, Inc.*
10.12      Dealer Loan and Security Agreement, dated June 3, 1997, between the Company and FINOVA Capital
             Corporation.*
10.13      Individual Guaranty, dated June 3, 1997, between FINOVA Capital Corporation and James Ung and Mei Yang.*
10.14      Amended and Restated 1997 Stock Plan.*
10.15      Form of Nonstatutory Stock Option Agreement.*
10.16      Warrant Agreement, dated December 23, 1997, between the Company and Troop Meisinger Steuber & Pasich,
             LLP.*
23.1       Consent of Arthur Andersen LLP.*
23.2       Consent of Troop Meisinger Steuber & Pasich, LLP (included in its Opinion filed as Exhibit 5.1 herewith)*
27         Financial Data Schedule.*
99.1       Consent of Carl L. Wood.*


------------------------

++ Specified portions of this Exhibit have been omitted and filed separately with the United States Securities and Exchange Commission pursuant to a request for an order granting confidential treatment pursuant to Rule 406 of the General Rules and Regulations under the Securities Act of 1933.


*   Previously filed.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (a) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c)  The undersigned registrant hereby undertakes that:

        (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused Amendment No. 6 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 7, 1998.


                                CUMETRIX DATA SYSTEMS CORP.

                                By:               /s/ MAX TOGHRAIE
                                     -----------------------------------------
                                                    Max Toghraie
                                              CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, Amendment No. 6 to this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
       /s/ MAX TOGHRAIE
------------------------------  Chief Executive Officer        April 7, 1998
         Max Toghraie             and Director

              *
------------------------------  President and Director         April 7, 1998
          James Ung

              *
------------------------------  Secretary, Treasurer           April 7, 1998
           Mei Yang               and Director

                                Chief Financial Officer
              *                   and
------------------------------    Principal Accounting         April 7, 1998
          Carl Wood               Officer

              *
------------------------------  Director                       April 7, 1998
         Nancy Hundt

              *
------------------------------  Director                       April 7, 1998
         David Tobey

              *
------------------------------  Director                       April 7, 1998
       Philip J. Alford




*By:      /s/ MAX TOGHRAIE
      -------------------------
            Max Toghraie                                        April 7, 1998
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


 EXHIBIT
 NUMBER    EXHIBIT DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
 1.1       Form of Underwriting Agreement.
 1.2       Form of Underwriter's Warrant Agreement.
 1.3       Form of Financial Advisory and Consulting Agreement.*
 3.1       Articles of Incorporation of Registrant.*
 3.2       Certificate of Amendment to Articles of Incorporation, as filed on December 22, 1997.*
 3.2.1     Certificate of Amendment of the Articles of Incorporation, as filed on January 6, 1998.*
 3.3       Amended and Restated Bylaws of Registrant.*
 4.1       Specimen Stock Certificate of Common Stock of Registrant.*
 5.1       Opinion and Consent of Troop Meisinger Steuber & Pasich, LLP.*
10.1       Standard Sublease Agreement, dated April 9, 1996, between ITT Barton Instruments and the Company.*
10.2       Employment Agreement, dated May 1, 1997, between the Company and James Ung.*
10.3       Employment Agreement, dated July 1, 1997, between the Company and Mei Yoon Yang.*
10.4       Executive Employment Agreement, dated July 1, 1997, between the Company and Max Toghraie.*
10.5       Amended and Restated License Agreement, dated July 1, 1997, between Computer-Aided Software Integration,
             Inc. and the Company.*
10.6       Reseller Agreement, made effective as of September 15, 1997, between Computer-Aided Software
             Integration, Inc. and the Company.(++)*
10.7       Promissory Note, dated July 1, 1997, executed by the Company in favor of Computer Aided Software
             Integration, Inc.*
10.8       Warrant Agreement, dated July 1, 1997, between the Company and Computer-Aided Software Integration,
             Inc.*
10.9       Promissory Note, dated July 1, 1997, executed by the Company in favor of Ralph Glasgal.*
10.10      Lease Agreement, dated for reference purposes October 28, 1997, between the Company and Fortune Dynamic,
             Inc.*
10.11      Guaranty, dated December 3, 1997, given by James Ung to Fortune Dynamic, Inc.*
10.12      Dealer Loan and Security Agreement, dated June 3, 1997, between the Company and FINOVA Capital
             Corporation.*
10.13      Individual Guaranty, dated June 3, 1997, between FINOVA Capital Corporation and James Ung and Mei Yang.*
10.14      Amended and Restated 1997 Stock Plan.*
10.15      Form of Nonstatutory Stock Option Agreement.*
10.16      Warrant Agreement, dated December 23, 1997, between the Company and Troop Meisinger Steuber & Pasich,
             LLP.*
23.1       Consent of Arthur Andersen LLP.*
23.2       Consent of Troop Meisinger Steuber & Pasich, LLP (included in its Opinion filed as Exhibit 5.1 herewith)*
27         Financial Data Schedule.*
99.1       Consent of Carl L. Wood.*


------------------------

++ Specified portions of this Exhibit have been omitted and filed separately with the United States Securities and Exchange Commission pursuant to a request for an order granting confidential treatment pursuant to Rule 406 of the General Rules and Regulations under the Securities Act of 1933.


*   Previously filed.